Exhibit 4.5

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDER AGREEMENT (this “Agreement”) dated as of February 5, 2018 by and among:

(a)	Puxin Limited, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”);

(b)	Long bright Limited, Gao & Tianyi Limited, Prospect Limited and Pution Limited, each a business company with limited liability incorporated in the British Virgin Islands (collectively, the “Management Shareholders” and each, a “Management Shareholder”);

(c)	Trustbridge Partners VI, L.P. (“Trustbridge”), an exempted limited partnership formed in the Cayman Islands, with its general partner TB Partners GP6, L.P. acting on behalf of it;

(d)	Fasturn Overseas Limited, a company with limited liability incorporated in the British Virgin Islands (“Fasturn”, with Trustbridge collectively, the “Investors” and each, an “Investor”); and

(e)	Puxin Nova Limited, Stary International Limited, Long wit Limited, Long belief Limited, Long faith Limited, Long favor Limited, each a business company with limited liability incorporated in the British Virgin Islands (collectively, the “Other Shareholders” and each, a “Other Shareholder”).

W I T N E S S E T H:

WHEREAS, on the date hereof, (a) the Management Shareholders hold and beneficially own certain number of Ordinary Shares, (b) the Investors hold and beneficially own certain number of Series A Preferred Shares, and (c) the Other Shareholders hold and beneficially own certain number of Ordinary Shares, each as set forth opposite such Other Shareholders, Management Shareholder’s, or Investor’s name on Schedule I hereto; and

WHEREAS, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations as Shareholders of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person other than a natural person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. With respect to any Person who is a natural Person, such Person’s Affiliates shall also include his or her spouse and lineal descendants, and estates or trusts controlled by the foregoing. The term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of fifty percent (50%) or more of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person.

“Alternate Director” means a person appointed pursuant to Section 2.01(d) and designated as an alternate Director by the appointing Director.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Auditor” means the Person for the time being performing the duties of auditor of the Company (if any).

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, United States of America, Hong Kong or the Cayman Islands.

“Company Competitors” means any of New Oriental, Xueersi Education or any Affiliate or Subsidiary of New Oriental or Xueersi Education.

“Company Securities” means the Equity Securities of the Company, including the Ordinary Shares and the Preferred Shares.

“Consent” means any consent, approval, permit, license, exemption or order of, registration or filing with, any Governmental Authority.

“Date of Qualified IPO” means the first day on which the Company Securities begin trading on a stock exchange pursuant to a Qualified IPO.

“Director” means any director of the Company.

“Domestic Company” means Pu Xin Education Technology Group Co., Ltd ( ), a limited liability company incorporated under the Laws of the PRC.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“ESOP” means any equity incentive, purchase or participation plan, employee stock option plan or similar plan of the Company approved and adopted in accordance with this Agreement, including but not limited to the arrangement under Section 6.06.

“Founder” means Mr. Yunlong Sha ( ), a PRC citizen with identification card number being 21020219760127271X.

“Group Companies” means the Company, the HK Company, the WFOE, the Domestic Company and any direct and indirect Subsidiaries of the foregoing (with each of such Group Companies being referred to as a “Group Company”).

“Governmental Authority” means any government of any nation, federation, province, state or locality or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“HK Company” means Prepshine Holdings Co., Limited ( ), a company organized under the Laws of Hong Kong.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“IPO Resolution” means a Board resolution or a Shareholders resolution to approve the Qualified IPO or any related reorganization of the Group Companies for purpose of effecting the Qualified IPO.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of the Company, as the same may be amended from time to time.

“New Oriental” means New Oriental Education & Technology Group Inc., an exempted company with limited liability incorporated in the Cayman Islands.

“New Securities” means any Company Securities, provided, however, that the term “New Securities” shall not include (i) Equity Securities issued pursuant to a Public Offering, (ii) Equity Securities issued or issuable to the Group Companies’ employees, officers, directors, consultants or any other Persons qualified pursuant to the employee ownership or equity incentive plan of the Company, including those reserved in the arrangement under the Section 6.06, (iii) Equity Securities issued in connection with any bona fide acquisition (whether by consolidation, merger, purchase of assets, amalgamation, reorganization or otherwise) of any other Person, and (iv) Equity Securities issued or issuable pursuant to a share subdivision, share dividend, combination, Recapitalization or other similar transaction of the Company.

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or Company Securities.

“Ordinary Shares” shall mean the Company’s ordinary shares, par value US$0.00005 per share.

“Permitted Transfers” means (i) any Transfer of Company Securities by a Management Shareholder to its Affiliate(s) or a trust for the benefit of such Management Shareholder or its Affiliate(s), or (ii) any Transfer of Company Securities by the Management Shareholders pursuant to or in furtherance of the ESOP.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Preferred Shares” means the Series A Preferred Shares.

“Principal/Principals” shall have the meaning set forth in Share Subscription Agreement.

“Public Offering” means a firm underwritten public offering of the Ordinary Shares of the Company and the listing of such securities for trading on a stock or investment exchange or other public market.

“Qualified IPO” means a firm commitment underwritten public offering of the Ordinary Shares of the Company on the New York Stock Exchange, the Nasdaq Global Market System, the Main Board or the Growth Enterprise Market of the Hong Kong Stock Exchange, Shanghai Stock Exchange, Shenzhen Stock Exchange, or any other recognized international securities exchange approved by the Board, with an implied pre-money valuation of at least RMB10 billion on a fully diluted and as converted basis or any Public Offering which does not satisfy the requirements described above but is approved by the Investor.

“Recapitalization” means any reorganization, restructuring, reclassification or other similar event by the Company of its capital structure.

“Related Party” means any Affiliate, officer, director or supervisory board member of any Group Company.

“Restructuring Agreement” means the restructuring agreement/ entered by and among the Parties,TBP RMB Fund and relevant parties dated February 5, 2018.

“RMB” means Renminbi, the lawful currency of the PRC.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder.

“Series A Preferred Shares” means the series A preferred shares with a par value of US$0.00005 per share in the share capital of the Company, having the rights, preferences, privileges and restrictions set out in the Memorandum and Articles and this Agreement.

“Shares” means the Ordinary Shares and the Preferred Shares.

“Shareholder” means each shareholder of the Company.

“Share Subscription Agreement” means the Share Subscription Agreement entered by and among the Company, Principles, Management Shareholders, Investors and other related parties on the date hereof.

“Statute” means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

“Subsidiary” means, with respect to any Person, any other person that is controlled directly or indirectly by such Person.

“Xueersi Education” means TAL Education Group, an exempted company with limited liability incorporated in the Cayman Islands.

“Transaction Documents” means Restructuring Agreement, Share Subscription Agreement, this Agreement, the Memorandum and Articles and each of the other agreements and documents otherwise required to implement the transactions contemplated by the Restructuring Agreement.

“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“WFOE” means Purong (Beijing) Information Technology Co., Ltd./      ( )      ..

“US$” means the lawful currency of the United States of America.

“VIE Documents” shall have the same meanings set forth in the Restructuring Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement Arbitration Notice	Preamble Section 7.06
Chairman	Section 2.01(a)
Company	Preamble
Competing Business	Section 6.02
Confidential Information	Section 6.01(a)
Disclosing Party	Section 6.01(b)
Claim Notice Dispute	Section 5.08 Section 7.06
Drag-Along Sale	Section 4.03(a)
Drag-Along Sale Notice	Section 4.03(b)
Election Notice	Section 4.03(c)
Election Period	Section 4.03(c)
Fasturn	Preamble
Final Prospectus	Section 5.08
Form S-3	Section 5.02
Form F-3 HKIAC HKIAC Rules	Section 5.02 Section 7.06 Section 7.06
Holder	Section 5.02
Issuance Notice	Section 4.04(a)
Initiating Holders	Section 5.03
Investor	Preamble
Investor Director	Section 2.01(a)
Management	Section 2.06
Management Shareholder	Preamble
Non-Disclosing Parties	Section 6.03(b)
Offered Securities	Section 4.01(a)
Offeror	Section 4.03(a)
Option Period	Section 4.01(b)
Pro Rata Share	Section 4.01(b)
Proposed Issuance	Section 4.04(b)
Proposed Recipient	Section 4.04(a)
Registrable Securities	Section 5.02

Term	Section
Replacement Nominee	Section 2.01(c)
Request Notice	Section 5.03
Request Securities	Section 5.03
Transferor	Section 4.01(a)
Transfer Notice	Section 4.01(a)
Trustbridge	Preamble
Violation	Section 5.08

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any law include all rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2

CORPORATE GOVERNANCE

Section 2.01. Board of Directors. (a) The number of Directors constituting the entire Board shall be four (4) and the term of a Director shall be three (3) years. Each Shareholder shall vote its Shares at any Shareholders meeting called for the purpose of filling the positions of the Board or in any written consent of Shareholders executed for such purpose to elect, and shall take all other actions necessary to ensure the election to the Board of: (i) three (3) Director appointed by Long bright Limited, and (ii) one (1) Director appointed by the Investor (the “Investor Director”). The chairman of the Board (the “Chairman”) shall be selected from one of the three (3) Directors appointed by Long bright Limited.

(b) Each Shareholder agrees that, if at any time it is then entitled to vote for the removal of any Director from the Board, it shall not vote any of its Company Securities or execute proxies or written consents, as the case may be, in favor of the removal of any Director who shall have been designated pursuant to Section 2.01(a) or Section 2.01(c), unless the Person or Persons entitled to designate or nominate or appoint such Director pursuant to Section 2.01 shall have consented to such removal in writing; provided that, if the Person or Persons entitled to designate any Director pursuant to Section 2.01 shall request in writing the removal, with or without cause, of such Director, each Shareholder shall vote all of its Company Securities or execute proxies or written consents, as the case may be, in favor of such removal.

(c) If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy on the Board:

(i) the Person or Persons entitled under Section 2.01 to designate such Director whose death, disability, retirement, resignation or removal resulted in such vacancy, subject to the provisions of Section 2.01, shall have the exclusive right to designate another individual (the “Replacement Nominee”) to fill such vacancy and serve as a Director; and

(ii) subject to Section 2.01, each Shareholder agrees that if it is then entitled to vote for the election of the Directors, it shall vote all of its Company Securities, or execute proxies or written consents, as the case may be, in order to ensure that the Replacement Nominee be elected to the Board.

(d) Each of the Directors may appoint an Alternate Director from time to time to act during his absence and such Alternate Director shall be entitled, while holding such office at such, to receive notices of meetings of the Board or any committee (if any) thereof (if the Director who has appointed the Alternate Director is a member of such committee), and attend and vote as a Director at any such meeting at which the appointing Director is not present and generally to exercise all the powers, rights, duties and authorities and to perform all functions of the appointing Director.

(e) At the written request of the Investors, the Company shall, to the extent practicable and permissible by Law, (i) cause the board of directors of the WFOE and the Domestic Company to have the same composition as the Company, and (ii) cause the quorum and voting arrangements and other procedures with respect to the boards of directors of the WFOE and the Domestic Company to be substantially the same as those set forth in this Article 2 with respect to the Board and the Company.

Section 2.02. Board Meetings. (a) The Board shall hold a regularly scheduled meeting at least once every calendar quarter. Meetings shall be held in a location of the Company or other location approved by a majority of the Directors. The Directors may participate in any meetings of the Board or any committee thereof through remote communication device where the participants can hear one another.

(b) A Board meeting may be called by the Chairman or any Director by giving notice in writing to the Chairman (or the Board) specifying the date, time and agenda for such meeting. The Chairman shall upon receipt of such notice give a copy of such notice to all Directors of such meeting, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. No less than seven (7) days’ prior written notice shall be given to all Directors; provided, however, that such notice period may be reduced or waived with the written consent of all of the Directors.

(c) All meetings of the Board shall require a quorum of at least three (3) Directors, which shall at least include the Investor Director. If any Director is absent (and does not designate a representative) for (i) two (2) consecutive duly-called Board meetings or (ii) two (2) Board meeting in aggregate out of four (4) consecutive duly-called Board meetings, the Shareholder appointing such Director shall remove such Director and such Director shall be removed pursuant to Section 2.01(b).

(d) At any Board meeting, each Director may exercise one (1) vote. Subject to Section 2.03, all actions of the Board shall require (i) the affirmative vote of at least a majority of the Directors present at a duly-convened meeting of the Board at which a quorum is present or (ii) the unanimous written consent of the Board; provided that, if there is a vacancy on the Board and an individual has been nominated to fill such vacancy, the first order of business shall be to fill such vacancy.

(e) The reasonable costs of attendance of Directors at Board meetings shall be borne by the Company.

Section 2.03. Board Reserve Matters. (a) In addition to such other limitations as may be provided by this Agreement, the Statute and the Memorandum and Articles, the Company shall not, and shall cause the other Group Companies not to, without the approval of the Investor Director, take any of the following actions:

(i) sell, pledge, mortgage, lease or otherwise dispose of assets outside the ordinary course of business; or with a transaction amount in excess of US$5,000,000 in aggregate per fiscal year; with respect to any disposal of the Equity Securities of the Group Companies, if the revenue or turnover of such Equity Securities disposed accounts for more than 5% of the revenue or turnover of the Company in the preceding fiscal year on consolidated basis;

(ii) create, incur or assume any indebtedness or payment obligation in excess of US$15,000,000;

(iii) approve or amend any quarterly budget and operational plan, including any capital expenditure, operating budget and financial plan (such approval shall be obtained before the beginning of each financial quarter);

(iv) incur any capital expenditure not contemplated by the duly-approved budget or plan;

(v) incur any financial indebtedness not contemplated by the duly approved budget or plan;

(vi) provide guarantee or security in respect of obligations of a third party (including the Shareholders or actual controlling persons of the Company);

(vii) make any material changes to the accounting policies, engage or change the independent Auditor;

(viii) adopt or amend the ESOP (including the adoption of the ESOP under Section 6.06), or grant any options under the ESOP;

(ix) execute, terminate or amend any VIE Documents; or

(x) other matters to be approved by the Board as requested by the Shareholders meeting.

Section 2.04. Shareholders Meetings. (a) The Shareholders shall hold a regularly scheduled meeting once every calendar year. The Shareholders may participate in any Shareholders meeting through remote communication device where the participants can hear one another.

(b) A Shareholders meeting may be called by (i) 1/3 or more of the Directors or (ii) Shareholder(s), individually or in the aggregate, holding at least ten percent (10%) or more of the outstanding Shares by giving notice in writing to the Secretary of the Company specifying the date, time and agenda for such meeting. The Secretary of the Company shall upon receipt of such notice give a copy of such notice to all Shareholders, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. No less than fifteen (15) days’ prior written notice shall be given to all Shareholders.

(c) All Shareholders meetings shall require the attendance of Shareholders holding at least a majority in voting power of the outstanding Shares of the Company, which shall at least include the Investors.

(d) At any Shareholders meeting, each Shareholder is entitled to the voting power proportionate to its ownership of Shares. Holders of Ordinary Shares and Preferred Shares shall vote at any Shareholders Meeting as a single class. Holders of Preferred Shares shall vote their Preferred Shares on an as-converted basis. Subject to Section 2.05, the adoption of any resolution at the Shareholders meeting shall require the affirmative vote of at least a majority in voting power of all the Shareholders.

(e) Notwithstanding anything to the contrary herein, any action that may be taken by the Shareholders at a meeting may be taken by a written resolution signed by all the Shareholders.

Section 2.05. Shareholder Reserve Matters. In addition to such other limitations as may be provided by this Agreement, the Statute and the Memorandum and Articles, the Company shall not, and shall cause the other Group Companies not to, without (1) the approval of the Investors, and (2) the affirmative written consent or approval of the Shareholders holding at least two thirds (2/3) of the Shares (including Ordinary Shares and Preferred Shares, voting together as a single class and on an as-converted basis), take any of the following actions:

(i) effect a merger, spilt, consolidation, restructuring, change of control, establishment of any Subsidiary, joint venture or partnership arrangements, change of organizational form, liquidation, winding up, dissolution, insolvency or other similar transactions;

(ii) declare or pay any dividends or distribution to shareholders, or determine any profit distribution policy;

(iii) engage in any business materially different from the existing business lines, change or cease any existing business line, or change the principal business of the Company;

(iv) increase or reduce (by redemption, repurchase or otherwise) the authorized share capital of the Company and the Domestic Company (save for the issuance of Ordinary Shares upon the conversion of any Preferred Shares, or the redemption of any Preferred Shares in accordance with their terms of issue, or issuance or sale of any Equity Security or debt security or grant any warrant, option, award or other right to acquire the foregoing pursuant to the ESOP duly approved by the Board), change the shareholding structure of the Company (save for those issued, transferred or granted pursuant to the ESOP duly approved by the Board), WFOE and the Domestic Company, or dilute or reduce the ownership of any Investor in the Company and the Domestic Company (save for any arrangement under ESOP);

(v) dispose of all or any portion of material assets, business, goodwill or other interests of any Group Company;

(vi) amend the constitutional documents (including the Memorandum and Articles) of the Company and the Domestic Company;

(vii) change the size or composition of the Board or any committee thereof;

(viii) transact with any Related Party;

(ix) engage in any debt financing plan or arrangement in excess of US$15,000,000;

(x) engage in any merger or acquisition with an amount in excess of RMB100,000,000;

(xi) issue or sell any Equity Security or grant any warrant, option, award or other right to acquire the foregoing (except for those issued or granted pursuant to the ESOP duly approved by the Board);

(xii) determine the underwriter(s) and stock exchange of, and approve the valuation and terms and conditions of, the Public Offering;

(xiii) approve or amend any annual budget and operational plan, including any capital expenditure, operating budget and financial plan (such approval shall be obtained before the beginning of each fiscal year);

(xiv) amend or cancel any Investor’s rights under the Transaction Documents or grant any third party any right more favorable than any Investor’s rights under the Transaction Documents;

(xv) engage in other matters that materially and adversely affect the financial condition and business development of the Company;

(xvi) engage in any jointly operated project; or

(xvii) other matters agreed upon by the parties to this Agreement.

Section 2.06. Management. (a) Unless otherwise provided herein, Chief Executive Officer, Chief Financial Officer, Deputy Chief Financial Officer and other senior management of the Company as the Board may deem necessary (collectively, the “Management”) shall be authorized and appointed by the Board in accordance with this Agreement and the Memorandum and Articles; (b) Founder shall have the right to nominate, for the Board’s authorization and appointment, the Chief Financial Officer of the Company; (c) the Investors shall have the right to jointly nominate, for the Board’s authorization and appointment, the Deputy Chief Financial Officer of the Company; and (d) the Investors shall have the right to (through its PRC designated party) jointly nominate one (1) supervisor for each of the WFOE and the Domestic Company. The Management Shareholders shall cause the boards of directors (or other competent corporate bodies) of the WFOE and the Domestic Company to approve such nominee(s).

ARTICLE 3

RESTRICTIONS ON TRANSFER

Section 3.01. General Restrictions on Transfer. Each Shareholder agrees that it shall not Transfer any Company Securities (or solicit any offer in respect of any Transfer of any Company Securities), except in compliance with all Applicable Laws and the terms and conditions of this Agreement. With respect to an initial Public Offering of the Company, the Shareholder further agrees to strictly comply with all restrictions and limitations on Transfer under all Applicable Laws of the proposed place of listing. Any attempt to Transfer any Company Securities not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s share register or equivalent documents to such attempted Transfer.

Section 3.02. Restrictions on Transfer by Management Shareholders. Prior to the Date of Qualified IPO, except for the Permitted Transfers, the Management Shareholders agree not to Transfer any Company Securities held by them without the prior written consent of each of the Investors. In addition, if any Director, officer or other employee of the Company acquires, directly or indirectly, Companies Securities in the future, the Company shall ensure that such Director, officer or employee complies with the restrictions on Transfer provided in the preceding sentence and such compliance of restrictions shall be a condition for the direct or indirect acquisition by such Director, officer or employee of the Companies Securities.

Section 3.03. Restrictions on Transfer by the Investors. The Investors shall not Transfer any Company Securities to any of the Company Competitors at any time. Subject to the preceding sentence, for the avoidance of doubt, the Transfer of any Company Securities by any Investor shall not be subject to the restrictions provided in Section 3.02, Section 4.01 or Section 4.02.

ARTICLE 4

RIGHT OF FIRST REFUSAL; CO-SALE RIGHTS; DRAG-ALONG RIGHTS; PREEMPTIVE RIGHTS

Section 4.01. Right of First Refusal. (a) Subject to Section 3.02 and except for the Permitted Transfers, if any Management Shareholder (the “Transferor”) proposes to Transfer any Company Securities to one or more Persons other than the Shareholders, the Transferor shall give the Company and the Investors a written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which shall include (i) a description of the Company Securities to be transferred (the “Offered Securities”), (ii) the identity and address of the prospective transferee and (iii) the consideration and other material terms and conditions upon which the proposed Transfer is to be made.

(b) Each Investor shall have an option for a period of twenty (20) Business Days following receipt of the Transfer Notice (the “Option Period”) by notifying the Transferor in writing before expiration of the Option Period to (i) disapprove such Transfer, or (ii) approve such Transfer and not exercise its right of first refusal, or (iii) approve such Transfer and elect to purchase all or any portion of the Offered Securities at the same price and subject to the same terms and conditions as described in the Transfer Notice and specify the number of such Offered Securities that it wishes to purchase. Failure by any Investor to give such notice within the Option Period shall be deemed a consent to the Transfer and a waiver by such Investor of its rights of first refusal under this Section 4.01 with respect to such Offered Securities.

(c) If any Investor gives the Transferor and the Company notice that it desires to purchase Offered Securities, payment for the Offered Securities to be purchased shall be made by wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Securities to be purchased, remotely via the exchange of documents and signatures no later than the 60th day after expiration of the Option Period, or other time as agreed by the Transferor and such Investor. The Company will update its register of members upon the consummation of any such Transfer.

Section 4.02. Co-Sale Rights. (a) After receiving the Transfer Notice, to the extent that any Investor does not elect to exercise its right of first refusal provided under Section 4.01, such Investor shall have the right to participate in such sale of Offered Securities proposed to be Transferred by the Transferor to the prospective transferee identified in the Transfer Notice on the same terms and conditions as specified in the Transfer Notice, by notifying the Transferor in writing the number of such Offered Securities that it wishes to sell before expiration of the Option Period. Failure by any Investor to give such notice within the Option Period shall be deemed a waiver by such Investor of its co-sale rights under this Section 4.02 with respect to such Offered Securities.

(b) The maximum number of Company Securities that each Investor may elect to sell shall be equal to the product of (x) the number of the Offered Securities proposed to be Transferred by the Transferor to the prospective transferee identified in the Transfer Notice, multiplied by (y) a fraction, the numerator of which shall be the number of Companies Securities owned by such Investor and the denominator of which shall be the total number of Companies Securities held by the Transferor and such Investor immediately prior to the proposed Transfer.

(c) Any Investor shall effect its participation in the sale by promptly delivering to the Transferor for Transfer to the prospective transferee, before the applicable closing, one or more certificates, which represent the type and number of Company Securities which such Investor elects to sell.

(d) The share certificate or certificates that any Investor delivers to the Transferor pursuant to Section 4.02(c) shall be submitted to the Company for cancellation and the Company shall, upon the consummation of the sale of the Company Securities pursuant to the terms and conditions specified in the Transfer Notice, issue a new certificate to such Investor for the remaining balance. The Transferor shall concurrently therewith remit to such Investor that portion of the sale proceeds to which such Investor is entitled by reason of its participation in such Transfer. The Company shall update its register of members upon consummation of such Transfer.

(e) To the extent that any prospective purchaser prohibits the participation by any Investor exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase Company Securities from such Investor, the Transferor shall not sell to such prospective purchaser any Company Securities. In the event that the Transferor sell any Company Securities not in compliance with this Section 4.02, the Investors shall have the right to sell to the Transferor and the Transferor shall purchase from the Investors such Company Securities that the Investors would otherwise be entitled to sell to the prospective purchaser pursuant to its co-sale rights for the same consideration and on the terms and conditions as the proposed Transfer described in the Transfer Notice.

Section 4.03. Drag-Along Rights. (a) Subject to Section 3.03, at any time prior to the Date of Qualified IPO, if any Investor proposes a transaction to Transfer all or any portion of the Company Securities held by such Investor (the “Drag-Along Sale”), to any third party (other than such Investor or any Affiliate of such Investor) (the “Offeror”), such Investor may, at its option, require each Management Shareholder to Transfer all or any portion of the Company Securities of such Management Shareholder to the Offeror and take all actions necessary or desirable to consummate the Drag-Along Sale; provided that such Drag-Along Sale shall be (i) approved by such Investor and the Founder; and (ii) at an equity valuation of the Company of no less than US$1,000,000,000 on a fully diluted basis.

(b) If any Investor elects to exercise its drag-along rights, such Investor shall give a written notice (the “Drag-Along Sale Notice”) to the Management Shareholders as soon as practicable, and in any event not less than thirty (30) days prior to the expected closing date of the Drag-Along Sale. The Drag-Along Sale Notice shall include (i) the number and type of Company Securities to be Transferred, (ii) the name and address, and beneficial owner of the Offeror, (iii) the amount and form of the proposed consideration in connection with the Drag-Along Sale for such Company Securities to be Transferred and (iv) any other terms and conditions of the Drag-Along Sale. In the event that the proposed consideration for the Drag-Along Sale includes consideration other than cash, the Drag-Along Sale Notice shall include a calculation of the fair market value of such consideration and an explanation of the basis for such calculation. Such Drag-Along Sale Notice shall be accompanied by a form of the proposed agreement, if any exists at such time, between such Investor and the Offeror regarding the Drag-Along Sale.

(c) If any Management Shareholder desires to purchase the Company Securities held by any Investor as proposed to be Transferred in the Drag-Along Sale, such Management Shareholder shall give a written notice (the “Election Notice”) to such Investor within thirty (30) days after the receipt of the Drag-Along Sale Notice (the “Election Period”), indicating that it intends to purchase such Company Securities held by such Investor at the same price and on the same terms and conditions as described in the Drag-Along Sale Notice. Such Investor shall agree to Transfer such Company Securities to such Management Shareholder upon receipt of such Election Notice, and the Transfer shall be consummated within sixty (60) days after the expiration of such Election Period. If the Management Shareholders fail to give the Election Notice within such Election Period or refuse to purchase the Company Securities held by any Investor in writing, such Investor shall have the right to exercise its drag-along rights under this Section 4.03 to require each Management Shareholder to Transfer, together with such Investor, all or any portion of the Company Securities of such Management Shareholder to the Offeror at the same price and on the same terms and conditions described in the Drag-Along Sale Notice.

(d) The Investors shall have sixty (60) days from the expiration of the Election Period to consummate the Drag-Along Sale on the terms and conditions set forth in such Drag-Along Sale Notice.

(e) The Management Shareholders agree to cause the then Management and/or other relevant employees of the Company to use their reasonable best efforts to cooperate with the Investors to consummate the Drag-Along Sale, including participating in or assisting in any onsite investigation, management interview or due diligence investigation conducted by the Offeror; provided that the Investors shall give reasonable period of advance notice to the Management Shareholders in relation to such investigation or interview.

Section 4.04. Preemptive Rights. (a) The Company shall not issue any New Securities to any Person (the “Proposed Recipient”) unless the Company has offered each Investor in accordance with the provisions of this Section 4.04 the right to purchase up to such Investor’s pro rata share of a portion of the New Securities, for a purchase price equal to the price to be paid by the Proposed Recipient and on the same terms and conditions as are offered to the Proposed Recipient. For purpose of this Section 4.04, each Investor’s “pro rata share” to purchase a portion of the New Securities shall be equal to the product of (x) the number of New Securities to be issued in the Proposed Issuance, multiplied by (y) a fraction, the numerator of which shall be the number of Company Securities owned by such Investor and the denominator of which shall be the total number of Company Securities then outstanding immediately prior to the issuance of such New Securities.

(b) Not less than twenty (20) Business Days (or other shorter period as agreed by the Investors) prior to any proposed issuance of Such New Securities (a “Proposed Issuance”), the Company shall deliver to the Investors a written notice of the Proposed Issuance (the “Issuance Notice”) setting forth (i) the number, type and material terms and conditions of the New Securities to be issued, (ii) the consideration to be received by the Company in connection with the Proposed Issuance, and (iii) the identity of the Proposed Recipients.

(c) Within fifteen (15) Business Days following receipt of the Issuance Notice, the Investors shall give written notice to the Company of its election to waive or exercise its preemptive rights under this Section 4.04 and if elect to exercise, specifying the number of Company Securities to be purchased by the Investors. Failure by any Investor to give such notice within such fifteen (15) Business Day period shall be deemed a waiver by such Investor of its preemptive rights under this Section 4.04 with respect to such Proposed Issuance.

(d) If both Investors fail to exercise their preemptive rights within the time period described above, the Company shall be free to complete the Proposed Issuance on terms no less favorable to the Company than those set forth in the Issuance Notice; provided, that (i) such issuance is consummated within sixty (60) Business Days after the earlier of (x) expiration of the fifteen (15) Business Day period described in Section 4.04(c), and (y) the date of written notice given by such Investor described in Section 4.04(c), and (ii) the price at which the new Equity Securities are issued shall be equal to or higher than the purchase price described in the Issuance Notice. In the event that the Company has not issued such New Securities within such sixty (60) Business Day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such New Securities to the Investors in the manner provided in this Section 4.04.

ARTICLE 5

REGISTRATION RIGHTS

Section 5.01. Applicability of Rights. The holders of the Preferred Shares shall be entitled to the following rights with respect to any potential public offering of Ordinary Shares of the Company (or securities representing such Ordinary Shares) in the United States, and to any analogous or equivalent rights with respect to any other offering of shares in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

Section 5.02. Definitions. For purposes of this Article 5:

(a) Registration. The terms “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement under the Securities Act, and the declaration of effectiveness of such registration statement.

(b) Registrable Securities. The term “Registrable Securities” means collectively: (i) Preferred Shares, (ii) Ordinary Shares of the Company issued or issuable (A) upon conversion of the Preferred Shares and (B) pursuant to the issuance of New Securities by the Company to the holders of Preferred Shares pursuant to this Agreement; (iii) Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the foregoing; (iv) any other Ordinary Share owned or hereafter acquired by the holders of Preferred Shares, including Ordinary Shares issued in respect of the Ordinary Shares described in (ii) and (iii) above upon any share split, share dividend, recapitalization or a similar event; and (v) any depositary receipts issued by an institutional depositary upon deposit of any of the foregoing. Notwithstanding the foregoing, “Registrable Securities” shall not include any Registrable Securities sold by a Person in a transaction in which rights under this Article 5 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

(c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding or would be outstanding assuming full conversion of all Registrable Securities which are convertible into Ordinary Shares.

(d) Holder. For purposes of this Article 5, the term “Holder” means any Person who holds Registrable Securities of record, whether such Registrable Securities were acquired directly from the Company or from another Holder in a permitted transfer, to whom the rights under this Article 5 have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of the Preferred Shares convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; and provided, further, that (i) the Company shall in no event be obligated to register the Preferred Shares and that (ii) Holders of Registrable Securities will not be required to convert their Preferred Shares into Ordinary Share in order to exercise the registration rights granted hereunder, until immediately prior to the declaration of effectiveness of the registration statement for the offering to which the registration relates.

(e) Form S-3 and Form F-3. The terms “Form S-3” and “Form F-3” means such respective form under the Securities Act as is in effect on the date hereof or any successor or comparable registration form under the Securities Act subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

Section 5.03. Demand Registration.

(a) Request by Holders. If the Company shall receive, at any time after six (6) months following the closing of a Qualified IPO, a written request from the Holders of at least ten percent (10%) of the Registrable Securities then outstanding that the Company files a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 5.03, then the Company shall, within ten (10) Business Days after the receipt of such written request, give a written notice of such request (the “Request Notice”) to all Holders of the Preferred Shares. The Holders shall send a written notice stating the number of Registrable Securities requested to be registered and included in such registration (the “Request Securities”) to the Company within ten (10) Business Days after receipt of the Request Notice. The Company shall thereafter use its best efforts to effect, as soon as practicable, the registration of the Request Securities, subject only to the limitations of this Section 5.03.

(b) Underwriting. If the Holders initiating the registration request under this Section 5.03 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this this Section 5.03 and the Company shall include such information in the Request Notice referred to in this Section 5.03(a). In the event of an underwritten offering, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 5.03, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Preferred Shares on a pro-rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of Registrable Securities to be included in such underwriting and registration shall not be reduced (x) by more than seventy percent (70%) and (y) unless all other securities are first entirely excluded from the underwriting and registration including all shares that are not Registrable Securities and are held by any other Person, including any Person who is an employee, officer or director of the Company or any Subsidiary of the Company. Further, if, as a result of such underwriter cutback, the Holders cannot include in the IPO all of the Registrable Securities that they have requested to be included therein, then such Registration shall not be deemed to constitute one of the two (2) demand Registrations to which the Holders are entitled pursuant to this Article 5. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by delivering a written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder”, and any pro-rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder”, as defined herein.

(c) Maximum Number of Demand Registrations. The Company shall have no obligation to effect more than two (2) registrations pursuant to this Section 5.03.

(d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting the filing of a registration statement pursuant to this Section 5.03, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(e) Expenses. The Company shall pay all expenses (excluding only underwriting discounts and commissions relating to the Registrable Securities sold by the Holders) incurred in connection with any registration pursuant to this Section 5.03, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders of the Registrable Securities and any fee charged by any depositary bank, transfer agent or share registrar. Each Holder participating in a registration pursuant to this Section 5.03 shall bear such Holder’s proportionate share (based on the total number of shares of Registrable Securities sold in such registration other than for the account of the Company) of all discounts and commissions relating to the Registrable Securities sold by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay any expense of any registration proceeding begun pursuant to this Section 5.03 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to this this Section 5.03 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (l) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, or if the registration proceeding is terminated for any reason not specifically covered by this this Section 5.03(e), then the Company shall be required to pay all of such expenses and such registration shall not constitute the use of a demand registration pursuant to this this Section 5.03.

Section 5.04. Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing of any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 5.03 or Section 5.05 of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within ten (10) Business Days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If a registration statement under which the Company gives notice under this Section 5.04 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 5.04 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected by the Company for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro-rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the aggregate number of Registrable Securities for which inclusion has been requested, even if this will cause the Company to reduce the number of shares it wishes to offer; and (ii) all shares that are not Registrable Securities and are held by any other Person, including any Person who is an employee, officer or director of the Company or any Subsidiary of the Company shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by delivering a written notice to the Company and the underwriter(s) at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro-rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Expenses. The Company shall pay all expenses (excluding only underwriting and brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with a registration pursuant to this Section 5.04, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders and any fee charged by any depositary bank, transfer agent or share registrar. For the avoidance of doubt, the Company shall pay all expenses incurred in connection with a registration pursuant to this Section 5.04 notwithstanding the cancellation or delay of the registration proceeding for any reason.

(c) Not Demand Registration. Registration pursuant to this Section 5.04 shall not be deemed to be a demand registration as described in Section 5.03 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 5.04.

Section 5.05. Form S-3 or Form F-3 Registration. After its initial public offering, the Company shall use its best efforts to qualify for registration on Form S-3 or Form F-3 or any comparable or successor form promptly and to maintain such qualification thereafter. If the Company is qualified to use Form S-3 or Form F-3, any Holder or Holders shall have a right to request in writing that the Company effect a registration on either Form S-3 or Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, and upon receipt of each such request, the Company shall perform the tasks set out in paragraphs (a) and (b) below:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the date on which the Company provides the notice contemplated by Section 5.05(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 5.05:

(i) if Form S-3 or Form F-3 becomes unavailable for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price of less than US$1,000,000 to the public; or

(iii) if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested to be included in such registration) pursuant to the provisions of Section 5.04(a).

(c) Expenses. The Company shall pay all expenses (excluding only underwriting or brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with each registration requested pursuant to this Section 5.05, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders and any fee charged by any depositary bank, transfer agent or share registrar. For the avoidance of doubt, the Company shall pay all expenses incurred in connection with a registration pursuant to this Section 5.05 notwithstanding the cancellation or delay of the registration proceeding for any reason.

(d) Maximum Frequency. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 5.05.

(e) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 5.05, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(f) Not Demand Registration. Form S-3 or Form F-3 registrations shall not be deemed to be demand registrations as described in Section 5.03 above.

(g) Underwriting. If the requested registration under this Article 5 is for an underwritten offering, the provisions of Section 5.03(b) shall apply.

(h) If the Company fails to perform any of the Company’s obligations set forth above in this Section 5.05 relating to a demand registration made pursuant to Section 5.03, such registration shall not constitute the use of a demand registration under Section 5.03.

Section 5.06. Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as soon as practicable:

(a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep any such registration statement effective for a period of one (1) year or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever is earlier;

(b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement;

(c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) Deposit Agreement. If the registration relates to an offering of depositary shares or other securities representing Ordinary Shares deposited pursuant to a deposit agreement or similar facility, cause the depositary under such agreement or facility to accept for deposit under such agreement or facility all Registrable Securities requested by each Holder to be included in such registration in accordance with this Article 5;

(f) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(g) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(h) Opinions and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such Registrable Securities are being sold through underwriters, or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective, (i) opinions, each dated as of such date, of the counsels representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to Holders representing a majority of the Registrable Securities requested to be registered, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort letter” dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to Holders representing a majority of the Registrable Securities requested to be registered, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

Section 5.07. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 5.03, 5.04 or 5.05 that the Holders shall furnish to the Company information regarding such Holders, the Registrable Securities held by them and the intended method of disposition of such Registrable Securities as shall reasonably be required to timely effect the Registration of their Registrable Securities.

Section 5.08. Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 5.03, 5.04 or 5.05:

(a) By the Company. To the extent permitted by law, the Company shall indemnify and hold harmless each Holder and its Affiliates, partners, officers, directors, employee, legal counsel, agent, any underwriter (as determined in the Securities Act) for such Holder and each Person, if any, who Controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such losses, claims, damages, or liabilities or actions in respect thereof arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

(iii) any violation or alleged violation of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or other applicable law in connection with the offering covered by such registration statement;

        and the Company shall reimburse each such Holder and its Affiliates, partners, officers, directors, employees, legal counsel, agents, underwriters or controlling Person for any legal or other expenses reasonably incurred by them, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity contained in this Section 5.08(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling Person of such Holder.

(b) By Selling Shareholders. To the extent permitted by law, each selling Holder, on a several and not joint basis, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each Person, if any, who Controls the Company, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any Person who Controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling Person, underwriter or other such Holder, partner or director, officer or controlling Person of such other Holder may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such losses, claims, damages or liabilities or actions in respect thereto arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in the Company’s reasonable reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, underwriter or other Holder, partner, officer, director or controlling Person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action: provided, however, that the indemnity contained in this Section 5.08(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that the total amounts payable in indemnity by a Holder under this Section 5.08(b) plus any amount under Section 1.8(e) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 5.08 of notice of the commencement of any action, including any governmental action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.08, deliver to the indemnifying party a written notice of the commencement thereof (a “Claim Notice”) and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, (i) during the period from the delivery of a Claim Notice until retention of counsel by the indemnifying party; and (ii) if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver a written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 5.08 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to deliver a written notice to the indemnified party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.08.

(d) Defect Eliminated in Final Prospectus. The foregoing indemnity of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity shall not inure to the benefit of any Person if a copy of the Final Prospectus was timely furnished to the indemnified party and was not furnished to the Person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling Person of any such Holder, makes a claim for indemnification pursuant to this Section 5.08 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 5.08 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling Person in circumstances for which indemnification is provided under this Section 5.08; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that, in any such case: (A) no such Holder will be required to contribute any amount in excess of the net proceeds received by such Holder pursuant to such registration statement absent guilty of such fraudulent misrepresentation; and (B) no Person or entity guilty of fraudulent misrepresentation as defined in Section 11(f) of the Securities Act will be entitled to contribution from any Person or entity who was not guilty of such fraudulent misrepresentation.

(f) Survival. The obligations of the Company and Holders under this Section 5.08 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

Section 5.09. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act or the Exchange Act, at all times after the effective date of the first registration under the Securities Act filed by the Company;

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request, (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements, (ii) a copy of the most recent annual, interim, quarterly or other report of the Company and, (iii) such other reports and documents as a Holder may reasonably request availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

Section 5.10. Termination of the Company’s Obligations. Notwithstanding the foregoing, the Company shall have no obligations pursuant to Sections 5.03, 5.04 or 5.05 with respect to any Registrable Securities proposed to be sold by a Holder in a registered public offering (i) five (5) years after the consummation of a Qualified IPO, or (ii), if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold under Rule 144 in one transaction without exceeding the volume limitations thereunder.

Section 5.11. No Registration Rights to Third Parties. Without the prior written consent of the Holders of more than fifty percent (50%) of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person or entity any registration rights of any kind, whether similar to the demand, “piggyback” or Form S-3 or Form F-3 registration rights described in this Article 5, or otherwise, relating to any shares or other securities of the Company, other than rights that are subordinate to the rights of the Holders hereunder.

Section 5.12. “Market Stand-Off” Agreement. Each Holder hereby agrees that, if and to the extent requested by the lead underwriter of securities of the Company in connection with a registration relating to a specific proposed public offering (other than a registration on Form S-8 or a related or successor form relating solely to an employee benefit plan or a registration on Form S-4 or a related or successor form relating solely to a transaction under SEC Rule 145), such Holder will, subject to the following conditions, enter into a lock-up or standoff agreement in customary form (subject to the following conditions) under which such Holder agrees not to sell or otherwise transfer or dispose of any Registrable Securities or other shares of the Company owned by such Holder as of the date of such registration for up to one hundred eighty (180) days following the effective date of the related registration statement. The obligations of each Holder under this Section 5.12 are subject to the following conditions: (i) the lockup or standoff agreement applies only to the first registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering, but not to Registrable Securities actually sold pursuant to such registration statement; (ii) such Holder is satisfied that all directors, officers, and holders of 1% or more of any class of securities of the Company are bound by substantially identical restrictions; (iii) the lockup or standoff agreement provides that if any securities of the Company are to be excluded or released in whole or part from such restrictions, the underwriter shall so notify each Holder within three (3) days and each Holder shall be excluded or released, in proportionate amounts to the extent of the exclusion or release with respect to any other holder of Company’s securities, including any director, officer, or holder of 1% or more of any class of securities of the Company subject to such restrictions; and (iv) the lockup or standoff agreement by its terms permits transfers of Registrable Securities by any Holder to any Affiliate of such Holder during the restricted period, provided that such Affiliate executes a lock-up or standoff agreement substantively identical to that signed by the transferring Holder. The lock-up or standoff agreement shall expire no later than ninety (90) days after execution by the Holder if no underwritten public offering has occurred by the date of such execution. The Company may impose a stop-transfer restriction with respect to Registrable Securities that are subject to any such lockup or standoff agreement, but shall remove such restriction immediately upon the expiration or termination of such lockup or standoff agreement.

Section 5.13. Public Offering Rights (Non-U.S. Offerings). If shares of the Company are offered in an underwritten public offering (whether or not a Qualified IPO) outside of the United States for the account of any Ordinary Shareholder or other shareholders, each Holder shall have the right to include a pro-rata number of shares (based on the number of shares (on an as—converted basis) then held by such Holder and all other shareholders of the Company selling in such offering) in such offering on terms and conditions no less favorable to the Holders than to any other selling shareholder.

Section 5.14. Re-sale Rights. The Company shall use its best efforts to assist each Holder in the sale or disposition of its Registrable Securities after a Qualified IPO, including the prompt delivery of applicable instruction letters by the Company and legal opinions from the Company’s counsels in forms reasonably satisfactory to the Holder’s counsel. In the event the Company has depositary receipts listed or traded on any stock exchange or inter-dealer quotation system, the Company shall pay all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by the Holders.

ARTICLE 6

CERTAIN COVENANTS AND AGREEMENTS

Section 6.01. Confidentiality. (a) The parties shall, and shall cause its Affiliates, shareholders, directors, officers, employees, representatives and agents to, treat as strictly confidential the existence and terms of the Transaction Documents and all information received or obtained from the other parties as a result of or in connection with the entering into or performing this Agreement or other Transaction Documents or the transactions contemplated hereby and thereby (the “Confidential Information”).

(b) The parties must not disclose any Confidential Information to any third party without the prior written consent of the other parties. In the event that any party is requested or becomes legally compelled (including, without limitation, pursuant to securities laws and regulations and other applicable laws and stock exchange rules) to disclose any Confidential Information, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy; provided that if such protective order, confidential treatment or other appropriate remedy is not available, the Disclosing Party shall furnish only that portion of the information which is requested or legally required to be disclosed.

Section 6.02. Non-Competition, Non-Solicitation and Confidentiality. (a) For so long as any Investor remains a Shareholder and unless such Investor otherwise consents in writing, each Management Shareholder shall not, and shall cause each of their Affiliates (excluding the Group Companies) not to, (i) directly or indirectly own, manage, control, invest in or otherwise participate in any business that competes with the business currently or proposed to be conducted by the Company and its Subsidiaries (the “Competing Business”) regardless of being a shareholder, joint venture party, licensor, licensee, agent, distributor, counsel, employee, etc.; (ii) hire, attempt to hire or solicit any officer of the Company or its Subsidiaries to conduct the Competing Business within twelve (12) months after such officer’s termination of employment with the Company or its Subsidiaries; (iii) solicit, induce or attempt to cause any officer of the Company or its Subsidiaries to conduct the Competing Business, in each case which may result in the termination of such officer’s employment with the Company or its Subsidiaries; or (iv) permit, support or through other Person take any of the foregoing actions.

(b) The Management Shareholders and the Company shall cause the senior management of the Group Companies to enter into employment agreement or side letter containing a confidentiality provision or other provisions of a similar nature.

Section 6.03. Information Rights. The Company agrees to furnish to each Shareholder, for so long as it owns any Company Securities:

(i) within ninety (90) days after the end of each fiscal year, the financial statements of the Company for such fiscal year, as audited by the Auditors mutually agreed upon by the Company and the Investors;

(ii) within thirty (30) days after the end of each fiscal quarter, the unaudited financial statements (including balance sheet, statement of operations and cash flows as of/for such period), and the analysis report of the results of operations of the Company prepared by the management (including the financial data and analysis on the variances from the budget and target for such period);

(iii) within fifteen (15) days after the end of each fiscal month, the unaudited financial statements (including balance sheet, statement of operations and cash flows as of/for such period), and the analysis report of the results of operations of the Company prepared by the management (including the financial data and analysis on the variances from the budget and target for such period);

(iv) no later than fifteen (15) days prior to the end of a fiscal quarter, the proposed financial budget for the next quarter;

(v) no later than thirty (30) days prior to the end of a fiscal year, the proposed financial budget for the next year;

(vi) within five (5) Business Days after receiving any document(s) from any Governmental Authority, claiming the Company, any Director or officer of the Company is in violation of any Applicable Law, copies of such document(s) to the Investors; and

(vii) other report as reasonably requested by any Shareholder.

Section 6.04. Inspection Rights. The Company shall allow, and the Management Shareholders shall ensure that the Company shall allow, each Investor and its authorized representatives the right during normal business hours with reasonable advance notice, at such Shareholder’s own expense, (a) to inspect the facilities, books and records of the Company and its Subsidiaries, to make extracts and copies therefrom and to have reasonable access to the Company’s and its Subsidiaries’ property and assets; (b) to discuss the business, operations and conditions of the Company and its Subsidiaries with relevant directors, officers, employees, accountants, legal counsel and investment bankers. The Company shall allow, and the Management Shareholders shall ensure that the directors, officers, employees of the Company cooperate with each Investor and its authorized representatives during such process.

Section 6.05. Most Favored Nations. If the Company provides other investors with more favorable rights or terms than those provided to the Investors under the Transaction Documents in the future, each Investor shall be entitled to such more favorable rights or terms automatically without paying any additional consideration.

Section 6.06. ESOP Reservation. The Company, the Management Shareholders and the Investors hereby agree that, as soon as practicable immediately after the Company’s first confidential submission of its registration statement on the Form F-1 with the U.S. Securities and Exchange Commission, the Company shall (i) reserve 18,222,222 Ordinary Shares (as adjusted for any share dividends, combinations, reclassifications or splits with respect to such shares), which is equivalent to 10% of the Company’s share capital after such issuance on a fully-diluted and as-converted basis; and (ii) adopt an ESOP in the forms and substance reasonably satisfactory to the Investor Director to administer such reserved share capital. The Investors agree to take all necessary actions to reserve such share capital.

ARTICLE 7

MISCELLANEOUS

Section 7.01. Binding Effect; Assignability; Benefit. (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

(b) Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Company Securities or otherwise, except that any Person acquiring Company Securities from any Shareholder in a Transfer in compliance with Article 3 (but excluding any such Transfer made in a Public Offering) or any Person acquiring Company Securities that is required or permitted by the terms of this Agreement or any employment agreement or share purchase, option, share option or other compensation plan of the Company or any other Group Company to become a party hereto shall (unless already bound hereby) execute and deliver to the Company an agreement to be bound by this Agreement in the form of Exhibit A hereto and shall thenceforth be a “Shareholder”.

(c) Except as expressly provided herein, this Agreement and the rights and obligations of each party hereunder may not be assigned without the prior written consent of the other parties; provided that each Investor may assign its rights and obligations hereunder to its Affiliates without the prior written consent of the other parties.

(d) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 7.02. Notices. (a) Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Schedule II hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Schedule II; (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Schedule II with next business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider; or (e) when sent by e-mail if sent to the address set forth in Schedule II, and a receipt of the e-mail is requested and received.

(b) Each Person making a communication hereunder by facsimile or e-mail shall promptly confirm by telephone to the Person to whom such communication was addressed but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 7.02 by giving the other party written notice of the new address in the manner set forth above.

Section 7.03. Amendment and Waiver. The provisions of this Agreement may be amended or modified only upon the prior written consent of all parties hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. In addition, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

Section 7.04. Fees and Expenses. All costs and expenses incurred in connection with the preparation of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

Section 7.05. Governing Law. This Agreement shall be governed by and construed under the laws of Hong Kong, without regard to principles of conflict of laws thereunder.

Section 7.06. Dispute Resolution. (i) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other. (ii) The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be one (1) arbitrator. The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in Hong Kong. (iii) The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail. (iv) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party. (v) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. (vi) The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law. (vii) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal. (viii) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.]

Section 7.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

Section 7.08. Entire Agreement. This Agreement and other Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the parties with respect to the subject matters hereof and thereof.

Section 7.09. Severability. If any term, provision, covenant or restriction of this Agreement is held by the HKIAC, a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.10. Specific Enforcement. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.11. Effectiveness; Termination. This Agreement shall become effective upon the execution hereof by all of the parties to this Agreement, and shall continue in effect until the earlier to occur of the following: (a) consummation of a Qualified IPO, (b) any date agreed upon in writing by the Company and all the Shareholders, and (c) with respect to any Shareholder, upon the time it no longer holds any Company Securities; provided that (i) this Section 7.11, Section 7.02, Section 7.05 and Section 7.06 shall survive any termination of this Agreement, and (ii) no such termination shall release any party from any liability arising prior to such termination.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE COMPANY:
Puxin Limited

By:	/s/ SHA Yunlong
	Name:	SHA Yunlong ( )
	Title:	Chief Executive Officer, Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MANAGEMENT SHAREHOLDER:
Long bright Limited

By:	/s/ SHA Yunlong
	Name:	SHA Yunlong ( )
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MANAGEMENT SHAREHOLDER:
Gao & Tianyi Limited

By:	/s/ GAO Liang
	Name:	GAO Liang ( )
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MANAGEMENT SHAREHOLDER:
Prospect Limited

By:	/s/ XIAO Yun
	Name:	XIAO Yun ( )
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MANAGEMENT SHAREHOLDER:
Pution Limited

By:	/s/ LI Gang
	Name:	LI Gang ( )
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INVESTOR:
Trustbridge Partners VI, L.P. By its general partner TB Partners GP6, L.P. on behalf of Trustbridge Partners VI, L.P.

By:	/s/ LIN Ning David
	Name:	LIN Ning David
	Title:	Authorized Representative

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INVESTOR:

Fasturn Overseas Limited

By:	/s/ CHEN Yuan
Name:	CHEN Yuan
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Puxin Nova Limited

By:	/s/ XIAO Yun
	Name:	XIAO Yun ( )
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Stary International Limited

By:	/s/ XIAO Yun
	Name:	XIAO Yun ( )
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Long wit Limited

By:	/s/ XIAO Yun
	Name:	XIAO Yun ( )
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Long belief Limited

By:	/s/ XIAO Yun
	Name:	XIAO Yun ( )
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Long faith Limited

By:	/s/ XIAO Yun
	Name:	XIAO Yun ( )
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Long favor Limited

By:	/s/ YANG Hao
	Name:	YANG Hao ( )
	Title:	Director